DISTRIBUTION AGREEMENT

                      AGREEMENT made this __ day of _____________, 1995 by and between LORD ABBETT RESEARCH FUND, INC., a Maryland Corporation(hereinafter called the "Fund"), and LORD, ABBETT & CO., a New York partnership (hereinafter called the "Distributor").

                      WHEREAS, the Fund desires to enter into an agreement with the Distributor for the purpose of finding purchasers for its securities which may be issued in various Series and/or classes, and the Distributor is desirous of undertaking to perform these services upon the terms and conditions hereinafter provided.

                      NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

                      1. The Fund hereby appoints the Distributor its exclusive selling agent for the sale of its shares of beneficial interest, of all Series and classes, and all other securities now or hereafter created or issued by the Fund (except notes and other evidences of indebtedness issued for borrowed money), pursuant to paragraph 2 of this Agreement, and the Fund agrees to issue its shares of beneficial interest or other securities, subject to the provisions of its Articles of Incorporation, to purchasers thereof and against payment of the consideration to be received by the Fund therefor. The Distributor may appoint one or more independent broker-dealers and the Distributor or any such broker-dealer may transmit orders to the Fund for acceptance at its office in New York. Such shares shall be registered in such name or names and amounts as the Distributor or any such broker-dealer may request from time to time, and all shares when so paid for and issued shall be fully paid and non-assessable.

                      2. The Distributor will act as exclusive selling agent for the Fund in selling shares of beneficial interest of the Fund. The Distributor agrees to sell exclusively through independent

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         broker-dealers  and agrees to use its best  efforts to find  purchasers for shares of beneficial interest of the Fund to be offered; provided however, that the services of the Distributor under this Agreement are not deemed to be exclusive, and nothing in this Agreement shall prevent
         Distributor,   or  any  officer,  partner  or  employee  thereof,  from
         providing similar services to other investment companies and other clients or to engage in other activities.

                      The sales charge or premium, if any, relating to each class of shares of beneficial interest of the Fund shall be determined by the Directors of the Fund, but in no event shall the sales charge (front-end and/or asset-based) and service fees exceed the maximum rate permitted under Federal and state regulations and the rules of National Association of Securities Dealers, Inc., and the amount to be retained by the Fund on any sale of its shares shall in each case be the net asset value thereof (determined as provided in the Articles of Incorporation). If a front-end sales charge is imposed from the premium, the Fund agrees to pay the Distributor a sales commission. If appropriate, the Distributor may allow concessions from such sales commissions. In such event the amount of the payment hereunder by the Fund to the Distributor shall be the difference between the sales commission and any concessions which have been allowed in accordance herewith. If a front-end sales charge is imposed, the sales commission payable to the Distributor shall not exceed the front-end sales charge. If the Fund adopts a Distribution Plan ("Plan") under Rule 12b-1 of the Investment Company Act of 1940, as amended (the "Act"), the Fund and the Distributor may arrange to authorize the Fund to pay distribution and/or service fees to the Distributor for retention by it and/or remittance to institutions and persons permitted by applicable law and/or rules to receive such fees ("authorized institutions"). The purpose of these Plan fees would be to (i) finance any activity which is primarily intended to result in the sale of shares of the Fund and
         (ii) provide continuing information and investment services to shareholder accounts not covered by

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         authorized  institutions  which are not affiliated with the Distributor and otherwise to encourage such accounts to remain invested in the Fund.

                      3. Notwithstanding anything herein to the contrary, sales and distributions of shares of beneficial interest of the Fund's beneficial shares may be made upon the following special terms:

                      (a) Capital gains distributions and income dividends on shares of the Fund may be reinvested by shareholders at net asset value without any sales commission.

                      (b) Shares may be issued by the Fund at net asset value without any sales commission in connection with any permitted offers of exchange between investment companies having the same Distributor.

                      (c) Shares may be issued by the Fund at net asset value without a sales commission or at a reduced sales commission or back-end sales charge and with, or without, a service fee as may from time to time be permitted by rules of the Securities and Exchange Commission under the Act and the rules of National Association of Securities Dealers, Inc.

                      4. The independent broker-dealers who sell the Fund's shares may also render other services to the Fund, such as executing purchases and sales of portfolio securities, providing statistical information, and similar services. The receipt of compensation for such other services shall in no way reduce the amount of the sales commissions payable hereunder by the Fund to the Distributor or the amount of the commissions, concessions or fees allowed.

                      5. The Distributor agrees to act as agent of the Fund in connection with the repurchase of shares of beneficial interest of the Fund, or in connection with permitted exchanges of shares between investment companies having the same Distributor, and the Fund agrees to advise the Distributor of the net asset value of its shares as frequently as may be mutually agreed, and to accept shares duly tendered to the Distributor. The net asset value shall

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         be determined as provided in the Fund's Articles of Incorporation.

                      6. The Fund will pay all fees, costs, expenses and charges in connection with the issuance, federal registration, transfer, redemption and repurchase of its shares, including without limitation, all fees, costs, expenses and charges of transfer agents and registrars, all taxes and other Governmental charges, the costs of qualifying or continuing the qualifications of the Fund as broker-dealer, if required, and of registering the Fund's shares under the state blue sky laws, or similar laws of any jurisdiction (domestic or foreign), costs of preparation and mailing prospectuses to its shareholders, and any other cost, expense or charge not expressly assumed by the Distributor hereunder. The Fund will also furnish to the Distributor daily such information as may reasonably be requested by the Distributor in order that it may know all of the facts necessary to sell the Fund's shares.

                      7. The Distributor agrees to pay the cost of all sales literature and other material which it may require or think desirable to use in connection with sale of such shares, including the cost of reproducing the offering prospectus furnished to it by the Fund, except as may be provided for subsequently pursuant to paragraph 2 hereunder. The Fund agrees to use its best efforts to qualify its shares for sale under the laws of such states of the United States and such other jurisdictions (domestic or foreign) as the Distributor may reasonably request.

                      If the Distributor pays for other expenses of the Fund or furnishes the Fund with services, the cost of which is to be borne by the Fund under this Agreement, the Distributor shall not be deemed to have waived its rights under this Agreement to have the Fund pay for such expenses or provide such services in the future.

                      8. The Distributor agrees to use its best efforts to find purchasers for shares of each class of each Series of the Fund issued and to make reasonable efforts to sell the same so long as in the judgment of the Distributor a substantial distribution can

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         be obtained by reasonable efforts.  The Distributor is not authorized to act otherwise than in accordance with applicable laws.

                      9. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the directors, officers, shareholders, or other representatives of the Fund are or may be interested in the Distributor, or any successor or assignee thereof, or that any or all of the directors, officers, partners, or other representatives of the Distributor are or may be interested in the Fund, except as otherwise may be provided in the Act.

                      10. The Distributor agrees that it will not sell for its own account to the Corporation any stocks, bonds or other securities of any kind or character, except that if it shall own any of the Fund's shares or other securities, it may sell them to the Fund on the same terms as any other holder might do.

                      11. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Agreement and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Fund or any of the shareholders, creditors, directors, or officers of the Fund; provided, however, that nothing herein shall be deemed to protect the Distributor against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

                      12. The Distributor agrees that it shall observe and be bound by all of the terms of the Articles of Incorporation of the Fund, including any amendments thereto, of the Fund which shall in any way limit or restrict or prohibit or otherwise regulate any action of the Distributor.

                      13.  This Agreement shall continue in force until

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         December __, 1997, and it is renewable annually  thereafter by specific approval of the directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund; any such renewal shall be approved by the vote of a majority of the directors who are not parties to this Agreement or interested persons of the Distributor or of the Fund, cast in person, at a meeting called for the purpose of voting on such renewal.

                      This Agreement may be terminated without penalty at any time by the Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice. This Agreement shall automatically terminate in the event of its assignment. The terms "interested persons", "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Act.

                      IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed by its duly authorized officers and its seal to be affixed thereto, and the Distributor has caused this Agreement to be executed by one of its partners all on the day and year first above written.


                                                 LORD ABBETT RESEARCH FUND, INC.

                                                By:_____________________________
                                                           Chairman of the Board
         Attest:

         ----------------------
         Assistant Secretary
                                                              LORD, ABBETT & CO.


                                                 By:____________________________
                                                                       A Partner


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